UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
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EXPLANATORY NOTE

Set forth below is a communication first published, sent or given by Buffalo Wild Wings, Inc. on January 17, 2018.

Team,
Thank you for participating in the Town Hall last week. We’re encouraged by the number of questions that came in ahead of time and that were asked live during the meeting.

Click here for updated FAQs that we’ve compiled from the Town Hall and through our online submission form.

We know several questions were not able to be fully addressed during the Town Hall. As Alex and Paul communicated, we will continue to provide more information to answer outstanding questions as decisions are made.

In addition, below are a few important callouts from our discussion during the Town Hall. Look for additional communications to come each week as we continue on this journey.
Short-term key dates

•	Week of January 22: Level 2 (Paul’s direct reports) announced to Organization

•	February 2: B-Dubs Shareholder Meeting

•	February 5: Anticipated close date

•	Week of February 12: Level 3 and Level 4 (Leaders below Paul’s direct reports) announced to Organization

•	Mid- to late-March: Anticipated timing for sharing full organizational details including Team Members in roles, titles, responsibilities and location of each position.
If you have additional questions, or suggestions for upcoming communications, submit them via this anonymous form.

We realize that this is a time of significant change with many unknown answers. As we continue to work through a smooth transition, we want to thank you for your continued engagement - and encourage you to continue to raise up your concerns as we work through this process.

Thank you,

BWWCommunications

Buffalo Wild Wings and Arby’s Restaurant Group FAQs                Updated Jan. 17, 2018
Key Dates

•	Proxy statement filed late December

•	Shareholder vote is Feb. 2

•	On target to close Feb. 5

•	Organization decision timing:

◦	Layer 2 (L2) structure announced week of Jan. 22

◦	L3 and L4 (brands) announced week of Feb. 12

◦	Mid-to-Late March: Anticipated timing for sharing full organizational details including Team Members in roles, titles, responsibilities and location of each position

General Questions

1.	What are the goals or benefits anticipated with this merger?
Identified goals include:

•	Preserve the differentiated heritage of both Arby's and BWW while unlocking value not previously accessible within a single-brand construct

•	Continue to deliver a winning experience for our customers

•	Build an organization recognized for its culture, talent strength, and retention

•	Ensure that above-restaurant organization and restaurants are positioned for success from Day 1

•	Realize value from increased scale and diversification of assets, channels, media, food categories, dayparts, etc.

•	Expand partnership opportunities with franchisees to build and operate restaurants with strong profitability

•	Create opportunities for industry-leading innovation via shared platform and capabilities

2.	Will Arby’s run the day-to-day operations of BWW?
No, both Arby’s and BWW will continue to operate as distinct, independent brands. However, if we have shared services that serve both brands, the shared service entity would roll up to a new parent company with a name to be announced at close. Organization design decisions are currently underway.

3.	Will there be any changes to BWW’s leadership team?
As Paul shared at the Town Hall on Jan. 10, his Leadership Team will be announced the week of Jan. 22. Paul’s leaders will then begin reviewing the organization of their areas of responsibility, working toward a Feb. 12 date to provide clarity on the Leadership Teams under each of Paul’s leaders.

4.	What do we say to Guests when they ask if our brand/restaurant/products will change?
We are Buffalo Wild Wings. The same brand, restaurant experience and product offerings that we have now will continue. This is an ownership change not a change to our brand/restaurant/products. BWW gift cards will remain specific to the brand and will retain their existing value after the sale.

5.	Will there be opportunities for dual-branded locations?
There is no intention to develop co-branded Arby’s/Buffalo Wild Wings restaurants.

6.	Can I speak about this information publicly?
We ask that you refrain from discussing details about the merger with the media and follow BWW policies regarding confidential information. All media inquiries should be directed to Heather Leiferman at hleiferman@buffalowildwings.com.

7.	What happens on Feb. 5?

The sale is expected to close Feb. 5, following the Feb. 2 shareholder vote. We don’t expect any major changes to take place on Feb. 5, and will keep you informed as we have information to share following the close.

8.	What happens on Feb. 6? Will changes take place immediately?

Team Members’ jobs will not change on Feb. 6. Decisions are still being made and it will take time to implement any organizational designs.

9.	I’ve read about lawsuits and investigations surrounding the merger. Is that expected and could it impact the transaction?
One lawsuit has been filed, and the complaint requests disclosure of additional details about some matters addressed in the Proxy Statement. These lawsuits are fairly common with publicly traded companies when a merger agreement is announced. We don’t expect any of these investigations or lawsuits to interfere with the transaction.

10.	As we’re pulled in to work on merger projects and/or provide information to assist projects, will other work stop or will we bring in supplemental help to keep things moving?
We will review projects as needed to determine when/if advisors, experts, or temporary Team Members are needed.

11.	When will the integration be complete?

We estimate the majority of the integration will take about 6-9 months. Most decisions and planning will happen early on, with execution of the integration work to take place throughout the year. There will be some functions that may take more time to fully integrate, however, such as functions where new technology systems will be implemented.

12.	Will there be opportunities for BWW Team Members to connect with counterparts at Arby’s?

Yes! We’re excited to share information about processes, tools, and learnings between the two brands. We’ll share more information about connecting in the coming weeks.

13.	How are teams at Arby’s reacting to the news?

Arby’s teams have a lot of the same questions as BWW teams. They’re excited that BWW is the brand that’s joining the organization. They also have questions about the integration and roles/responsibilities in the future. We’ll continue to share information with Arby’s teams as we share it with BWW teams to keep everyone informed.

14.	I saw Arby’s recently converted from Pepsi to Coke. Are there plans to also convert BWW?

No. BWW has a contract with Pepsi and there aren’t any plans to convert.

15.	Are there plans to continue the brand work with the outside agency?

Our project work that we undertook in the fall with the agency is complete, and we will be working to finalize the brand positioning work in the coming weeks to help inform future vision and strategies for BWW.

16.	Will the commitment to Service Excellence continue?

Yes. Excellent service for BWW Guests remains a priority for the business. There could be small changes or updates to how it’s executed based on the brand positioning work.

17.	Will the BWW Business Conference still happen?

Yes. Our 2018 Business Conference in Washington, DC will still take place March 5-8. Watch for more information in the coming weeks.

18.	When will we hear more about the culture survey?

We expect to share key themes and findings of the culture survey in an upcoming communication. The culture survey was designed as part of a recurring pulse survey to be completed by teams throughout the integration process.

19.	What’s being done to retain BWW Team Members through this process?

Our goal is to provide as much clarity as possible throughout the integration. There have been discussions around various programs focused on retention. We’re committed to providing information as we know it, in addition to frequent Town Halls to answer questions that come up.

20.	What happens if there’s a reduction to staff at the Home Office?

While it is too soon to know the impact the integration will have on the organization’s structure, if there is an impact on home office Team Members, the company is prepared to help Team Members transition respectfully. Our transition packages will include severance payouts, and will also include outplacement.

21.	Can you provide more clarification around who is included in Levels 3, 4, etc.?

- Level 3 is comprised of the Team Members that will report in to the CEO’s direct reports.

- Level 4 is comprised of the Team Members who have a direct reporting relationship to the Level 3 team.

22.	Will the company provide a notice in advance of any reduction in force or will we be surprised?

If there are Team Members whose positions are impacted, we will provide notice to them as soon as possible.

23.	What or who is Team Inspire?

Team Inspire is the integration project name and is used to reference people working on the integration.

24.	Can you provide names and titles from BWW and Arby’s that comprise the integration teams?

Danton Nolan, Integration Lead
Platform Team Leads:

◦	Integration Program Management - Holly Hollister and Sherry Poss

◦	Operating Model & Organization of the Future - Melissa Strait, Kat Nagar, Andrew Block and Lisa Perez

◦	Synergies & Functional Integration - John Dasis and Jeff Sorum

◦	Communications - Chris Fuller and Angie Nolan

◦	Culture & Change Management - Damian Hanft, Lisa Perez and Jessi Krueger

25.	Who can I contact if I have a question?

Please contact your leader or email BWWCommunications@buffalowildwings.com if you have any additional questions regarding the merger.
Field and Restaurant Structure

26.	Will the field structure change for restaurant Team Members or Field Leaders?

The current structure is set up well to support restaurants and Guests alike. Team Members in our restaurants and the Field Leadership jobs will see minimal, if any change. Field Team Members will not be required to interview for their existing positions, nor are there any plans to change our compensation structure.

27.	What does Arby’s field structure look like?

Arby’s field structure is similar to BWW’s. Area Supervisors are responsible for managing about 7-9 restaurants, Directors of Operations manage about 50-60 restaurants, and a VP of Operations oversees field teams.

28.	Does Arby’s have HR field support?

Yes. Similar to BWW, Arby’s has HR support teams aligned with regions.

29.	Does Arby’s have a field marketing structure?

Yes, although because they’re a QSR, they operate more on a national structure with co-ops compared to BWW’s more localized marketing plans.

30.	What happens to R Taco?

R Taco will continue to operate as one of the brands under the new parent company with a name to be announced at close.
Benefits, PTO & BWW Stock Questions - USA

31.	Who will my paycheck come from after the close of the sale?

We will continue to process payroll as we do today.  Direct deposit and pay card information will not change and your pay statements will continue to be available through ESS/MSS.

32.	Will there be changes to my health and welfare benefits?

As part of the merger agreement, the Buffalo Wild Wings health and welfare benefit plans will continue after the closing of the merger and for the remainder of 2018.  This includes medical, dental, life, disability, and other optional benefit plans.

33.	Our medical plan is changing from BlueLink to Blue Cross Blue Shield of Minnesota (BCBS) for 2018. Will this change again at closing?

No.  Our medical plan will continue with BCBS for the remainder of 2018.  You will be able to use the same BCBS medical ID card after closing.  (This is also true for Delta Dental.)

34.	What happens to PTO/vacation?

Just like our health and welfare plans, our current PTO/vacation plans will continue substantially unchanged for 2018.  You will continue to earn or accrue time off in 2018 under these existing plans based on your years of service including prior service with Buffalo Wild Wings.

35.	Will compensation plans change?

Our compensation plans for 2018 will be very similar to what was in place for 2017. There will be a regular merit review process with increases effective in March and comparable cash incentive opportunities in place for 2018. More details about compensation plans for 2018 will be provided in the coming weeks.

36.	Will my hire date and years of service carry over?

Yes.  As part of the merger agreement, your years of service with Buffalo Wild Wings will be carried over after the closing of the merger.

37.	What happens to the 401(k) Plan?

Similar to other benefit plans, the 401(k) Plan will continue for the remainder of 2018.  You do not need to do anything to your current elections under the plan as a result of the merger - they will continue after closing.  If you have a 401(k) loan outstanding, this also remains in place and your payments continue as scheduled.

38.	How will the ESPP be handled?

The Employee Stock Purchase Plan (ESPP) will terminate as of the closing date of the merger.  For participants currently contributing to the plan, there will be one last purchase of stock for contributions to the plan from November 1, 2017 through the January 12, 2017 paycheck.  The final purchase date will be January 25, 2018 The discounted purchase price for stock in this shortened period is expected to be the same discounted price as in the phase ending November 1, 2017, which was $97.0275 (USD).
Following the closing, all of the ESPP shares purchased and held at Solium will be cashed out at the transaction price of $157 per share. Solium will then issue Team Members a check for the total proceeds. There will be no withholding on this payment from Solium, similar to how stock sales have been handled in the past. More information will be provided on how to report this transaction for tax purposes.

39.	How will outstanding RSU awards be handled?

For Team Members who may have received a time-based equity award that is currently unvested and outstanding, the vesting will be accelerated and the award cashed out at the transaction price of $157 per share. The payment will be made through payroll on a special pay date of February 14 (without interest and subject to any applicable withholding).

For Team Members who have outstanding Performance RSUs granted in 2016 (2016-2018 RSUs) and 2017 (2017-2019 RSUs), the vesting will be accelerated and the award will be cashed out at the target payout level at the transaction price of $157 per share. Target payout is half of the number of RSUs awarded up front, and showing in Solium. The payment will be made through payroll on a special pay date of February 14 (without interest and subject to any applicable withholding).

40.	What happens after 2018 to benefit plans?

During 2018, Team Inspire will be looking at what changes, if any, will be made to benefit plans for 2019.  More information will be shared with Team Members during the year as this work progresses.
Cautionary Note Regarding Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, (e) all or part of Arby’s financing may not become available, and (f) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Buffalo Wild Wings, Inc. (“BWW”) from specifically enforcing the obligations of Arby’s Restaurant Group, Inc. (“ARG”) under the merger agreement or recovering damages for any breach by ARG; (2) the effects that any termination of the merger agreement may have on BWW or its business, including the risks that (a) BWW’s stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring BWW to pay ARG a termination fee of $74 million, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on BWW and its business, including the risks that as a result (a) BWW’s business, operating results or stock price may suffer, (b) BWW’s current plans and operations may be disrupted, (c) BWW’s ability to retain or recruit key employees may be adversely affected, (d) BWW’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) BWW’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on BWW’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against BWW and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of BWW’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports that BWW has filed or files with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither ARG nor BWW assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It; Participants in the Solicitation
In connection with the proposed merger, BWW has filed and will file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including the definitive proxy statement on Schedule 14A filed with the SEC on December 28, 2017. The definitive proxy statement, any other relevant documents, and all other materials filed with the SEC concerning BWW are (or, when filed, will be) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that BWW files with the SEC when they become available before making any voting decision because they will contain important information.
This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. BWW, its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed merger. Information regarding the names of such persons and their respective interests in the merger, by securities holdings or otherwise, are set forth in the definitive proxy statement.